Exhibit 3.2

Delaware

PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "GEOVIC MINING CORP." FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF NOVEMBER, A.D. 2006, AT 12:06 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE 1793 DELAWARE 1855

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4241338 8100D

061068579

AUTHENTICATION: 5214650

DATE: 11-21-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:06 PM 11/21/2006
FILED 12:06 PM 11/21/06
SRV 061068579 - 4241338 FILE

CERTIFICATE OF INCORPORATION
OF
GEOVIC MINING CORP.

         I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I
NAME

         The name of the corporation is Geovic Mining Corp.

ARTICLE II
REGISTERED OFFICE

         The registered office of the Corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the name and address of the Registered Agent in charge thereof shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

ARTICLE III
PURPOSE

         The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
STOCK

         Section 1.  Authorization. The Corporation shall be authorized to issue 250,000,000 shares of capital stock, of which 200,000,000 shares shall be shares of Common Stock, par value $0.0001 per share (“Common Stock”), and 50,000,000 shares shall be shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

         Section 2.  Preferred Stock Rights. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized by resolution or resolutions to fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

         Section 3.  Common Stock Rights. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote on each matter properly submitted to the stockholders of the Corporation for their vote, and the holders of the Common Stock shall vote together as a single class. The holders of the shares of Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution or liquidation, subject to the payment of any preference thereto applicable to Preferred Stock.

ARTICLE V
BOARD OF DIRECTORS

         Section 1.  Number of Directors. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the number of directors of the Corporation shall initially be five, and thereafter shall be fixed at not less than one and not more than eleven, and may be increased or decreased from time to time, exclusively by resolution of the Board of Directors.

         Section 2.  Written Ballot. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

         Section 3.  Removal. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, any director or the entire Board of Directors may be removed from office with or without cause by the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote at an election of directors.

         Section 4.  Vacancies. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock or unless the Board of Directors determines by resolution that any vacancy or newly created directorship shall be filled by the stockholders, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until such director’s successor shall be elected and qualified and until the next election of the class for which such director shall have been chosen. No decrease in the number of directors shall shorten the term of any incumbent director, without the written consent of such person.

ARTICLE VI
AMENDING THE BYLAWS

         In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws.

ARTICLE VII
AMENDING THE CERTIFICATE OF INCORPORATION

         The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIIIDIRECTOR LIABILITY; INDEMNIFICATION AND INSURANCE

         Section 1.  Elimination of Certain Liability of Directors. The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted by law. No amendment, modification or repeal of this Article, adoption of any provision in this Certificate of Incorporation, or change in the law or interpretation of the law shall adversely affect any right or protection of a director or officer of the Corporation under this Article VIII with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal, adoption or change.

         Section 2.  Indemnification and Insurance. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. Any amendment, repeal or modification of the foregoing provisions of this Section shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ARTICLE IX
STOCKHOLDER MEETINGS

         Section 1.  Written Action. Any action required or permitted to be taken by stockholders may be effected at a duly called annual or special meeting of stockholders or may be effected by a written consent or consents by stockholders in lieu of such a meeting.

         Section 2.  Special Meetings. Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (a) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or (b) the Chairman of the Board of Directors, or (c) upon written demand by stockholders holding no less one-third of the shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) as of the date of the demand.

         Section 3.  Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

         Section 4.   Quorum. Except as otherwise provided by law, or by the Bylaws, the holders of one-third of the shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), present in person or represented by proxy, shall constitute a quorum at a meeting of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a separate class, the holders of one-third of the shares of such class or series shall constitute a quorum of such class or series for such purpose.

ARTICLE X
SEC. 203 NOT APPLICABLE

         The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI
INCORPORATOR

         Gregg Sedun is the sole incorporator and his mailing address is Suite 3123 Three Bentall Centre, 595 Burrard Street, P.O. Box 49139, Vancouver, British Columbia, Canada, V7X 1J1.

/s/ Gregg Sedun Gregg Sedun Incorporator

Dated: November 21, 2006.